Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029

Term Sheet dated August 27, 2025 to Preliminary Pricing Supplement dated August 27, 2025 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measure	Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “Index”)
Pricing Date	September 16, 2025
Issue Date	September 19, 2025
Stated Maturity Date	September 20, 2029
Principal Amount	$1,000 per security
Automatic Call	If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date.
Call Dates and Call Premiums	Call Date	Call Premium*
	September 21, 2026	At least 8.25% of the principal amount
	September 20, 2027	At least 16.50% of the principal amount
	September 19, 2028	At least 24.75% of the principal amount
	September 17, 2029 (the “final calculation day”)	At least 33.00% of the principal amount
*to be determined on the pricing date
Call Settlement Date	Three business days after the applicable call date; provided that the call settlement date for the final calculation day is the stated maturity date
Maturity Payment Amount (per security)

If the securities are not automatically called, the maturity payment amount will equal:

•

If the ending level is greater than or equal to the threshold level: $1,000; or

•

If the ending level is less than the threshold level:

$1,000 × (performance factor on the final calculation day + buffer amount)

Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the final calculation day
Threshold Level	90% of the starting level
Buffer Amount	10%
Performance Factor	On any call date, the closing level of the Index on that call date divided by the starting level
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746CXQ7 / US06746CXQ76
Agent Discount	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile**

** assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index from the starting level in excess of 10% and will lose up to 90% of the principal amount of your securities at stated maturity.

Any return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $953.40 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010325010807/dp233570_424b2-7743wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the securities composing the Index. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called, You May Lose Up To 90% Of The Principal Amount Of Your Securities At Stated Maturity.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Securities Composing The Index.

•	No Periodic Interest Will Be Paid On The Securities.

•	Higher Call Premium Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	Any Payment On The Securities Will Be Determined Based On The Closing Levels Of The Index On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning The Securities Composing The Index.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Are Subject To Small-Capitalization Companies Risk.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	Adjustments To The Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Index Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-1 dated May 20, 2025, the underlying supplement dated May 15, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.